Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated March 25, 2025, in this Registration Statement on Form S-4 of Heritage Financial Corporation, relating to the consolidated financial statements of Olympic Bancorp Inc. and Subsidiary as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, included in the Heritage Financial Corporation Registration Statement dated November 14, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ CliftonLarsonAllen LLP

Bellevue, Washington
November 14, 2025